Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2024, with respect to the financial statements and supplemental information included in the Annual Report of Waters Employee Investment Plan on Form 11-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Waters Corporation on Form S-8 (File No. 333-239020, effective June 8, 2020) and Form S-8 POS (File No. 333-183721, effective June 8, 2020).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

June 20, 2024